Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of December 4, 2009 by and among Metalline Mining Company, a Nevada corporation (“Metalline”), Metalline Mining Delaware Inc., a Delaware corporation and wholly-owned subsidiary of Metalline (“Merger Sub”), and Dome Ventures Corporation, a Delaware corporation (“Dome”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 7.1 hereof.

WHEREAS, Metalline and Dome entered into a Letter of Intent on November 13, 2009 setting out the terms by which Metalline would acquire all of the issued shares of Dome by way of a merger of a wholly owned subsidiary of Metalline with and into Dome;

WHEREAS, the Board of Directors of Dome (“Dome Board”) has unanimously (a) determined that it is in the best interests of Dome and its stockholders, and declared it advisable, to enter into this Agreement with Metalline and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption and approval of this Agreement by the stockholders of Dome;

WHEREAS, the Board of Directors of Metalline (the “Metalline Board”) has (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Metalline and fair to, and in the best interests of, Metalline and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (b) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the stockholders of Metalline vote to approve the issuance of shares of common stock, par value $0.01 per share, of Metalline (“Metalline Common Stock”) to the stockholders of Dome pursuant to the terms of the Merger (the “Share Issuance”);

WHEREAS, Metalline, Dome and certain directors and officers of Dome have agreed to enter into Voting Agreements (the “Dome Voting Agreements”), providing that, among other things, such stockholders will vote their shares of  common stock, par value $0.001 per share (“Dome Common Stock”), in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Metalline, Dome and certain directors and officers of Metalline have agreed to enter into Voting Agreements (the “Metalline Voting Agreements”), providing that, among other things, such stockholders will vote their shares of Metalline Common Stock in favor of the Share Issuance; and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1
PRIVATE PLACEMENT FINANCING; METALLINE BOARD OF DIRECTORS

1.1  Dome Private Placement.  Subject to Dome having arranged financing on terms acceptable to Dome, in its sole discretion, on or before January 10, 2010, Dome will complete through Cormark Securities Inc. (“Cormark”) and a syndicate of other Canadian investment dealers (together with Cormark, the “Agents”) a private placement of its securities (the “Dome Private Placement”) aggregating $13,010,000 by way of a private placement of special warrants or subscription receipts with each special warrant or subscription receipt  automatically converting into a share of Dome Common Stock immediately prior to the Effective Time..  The proceeds of the Dome Private Placement will be held in trust pending closing of the Merger.  If this Agreement terminates prior to the Effective Time the proceeds held in trust will be returned to investors in accordance with the terms of the agreements governing the Dome Private Placement.

1.2  Metalline Private Placement.  On or before December 23, 2009, Dome will arrange for purchasers to subscribe for 6,500,000 units of Metalline at a price of $0.46 per unit, each unit consisting of one share of Metalline Common Stock and one share purchase warrant, two of which warrants will entitle the holder to purchase a further share of Metalline Common Stock at a price of $0.57 per share exercisable if the Merger Agreement terminates in accordance with its terms prior to the Effective Time (the “Metalline Private Placement”).  The warrants issued in the Metalline Private Placement shall be cancelled as of the Effective Time of the Merger.  The proceeds of the Metalline Private Placement will be available for use by Metalline for general corporate purposes on closing of the Metalline Private Placement.

1.3  Conditions.  The Dome Private Placement and the Metalline Private Placement will be subject to receipt of any required approvals of the TSX Venture Exchange and the NYSE Amex, as applicable.

ARTICLE 2
THE MERGER

2.1  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) Merger Sub will merge with and into Dome (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and Dome will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2  Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Mountain time, as soon as practicable (and, in any event, within three (3) business days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Schedule C hereto (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Burns Figa & Will, PC, 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO, 80111, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

2.3  Effective Time.  Subject to the provisions of this Agreement, at the Closing, Dome, Metalline and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Dome and Metalline in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

2.4  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Dome and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Dome and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5  Certificate of Incorporation; By-laws.  At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

2.6  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.  The officers of Dome immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE 3
EFFECT OF THE MERGER ON CAPITAL STOCK

3.1  Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Metalline, Merger Sub or Dome or the holder of any capital stock of Metalline, Merger Sub or Dome:

(a)
Cancellation of Certain Dome Common Stock.  Each share of Dome Common Stock (each, a “Share” and collectively, the “Shares”) that is owned by Metalline, Merger Sub or Dome (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)
Conversion of Dome Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 3.1(a)), will be converted into the right to receive the number of shares of Metalline Common Stock (the “Merger Consideration”) equal to the Exchange Ratio.  The Exchange Ratio shall be equal to 47,724,561 divided by the number of Shares of Dome issued and outstanding immediately prior to the Merger.

(c)
Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and retired and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.2 hereof.

(d)
Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

3.2  Payment.

(a)
Prior to the Effective Time, Metalline shall appoint an exchange agent reasonably acceptable to Dome (the “Exchange Agent”) to act as the agent for the purpose of delivering the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the Shares (the “Book-Entry Shares”). On and after the Effective Time, Metalline shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, certificates of Metalline Common Stock representing the aggregate Merger Consideration that is issuable in respect of all of the Shares represented by the Certificates and the Book-Entry Shares (the “Exchange Fund”) in amounts and at the times necessary for such issuance. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 3.1(b), Metalline shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional certificates with the Exchange Agent sufficient to make all issuances required under this Agreement, and Metalline and the Surviving Corporation shall in any event be liable for the payment thereof. The Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the delivery to former Dome Stockholders of the Merger Consideration.  Promptly after the Effective Time, Metalline shall cause the Exchange Agent to send to each record holder of Shares at the Effective Time Metalline Common Stock representing the Merger Consideration payable to each such holder of Shares.

(b)
Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of Dome Common Stock represented by a Certificate or Book-Entry Share.  At the Effective Time pursuant to the provisions of this Article 3, each Certificate or Book-Entry Share shall immediately be deemed to have been cancelled without further action by any party.

(c)
No fractional shares of Metalline Common Stock shall be issued.  If the aggregate number of shares of Metalline Common Stock that a holder of Dome Common Stock is entitled to receive pursuant to Section 3.1 is (i) a fractional share representing 0.5 or more of a share, the number of shares of Metalline Common Stock such holder is entitled to receive will be rounded up to the next whole number or (ii) a fractional share representing less than 0.5 of a share, the number of shares of Metalline Common Stock such holder is entitled to receive will be rounded down to the next whole number and no additional compensation will be paid to in respect of such fractional share.

(d)
The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Metalline Common Stock or Dome Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Metalline Common Stock or Dome Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)
All Merger Consideration issued upon the conversion of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares formerly represented by a Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.

(f)
Any portion of the Exchange Fund that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Metalline, upon demand, and any former holder of Shares shall thereafter look only to Metalline for issuance of the Merger Consideration. Notwithstanding the foregoing, Metalline shall not be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Metalline free and clear of any claims or interest of any Person previously entitled thereto.

3.3  No Appraisal Rights.  No appraisal rights shall be available to holders of shares of Dome Common Stock in connection with the Merger unless required by Section 262 of the DGCL.

3.4  Withholding Rights. Each of the Exchange Agent, Metalline, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Metalline, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Metalline, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.5  Dome Options.  All options to acquire shares of Dome Common Stock (collectively, “Dome Options”) outstanding, if any, whether or not exercisable and whether or not vested, at the Effective Time, shall remain outstanding following the Effective Time.  At the Effective Time, the Dome Options shall, by virtue of the Merger and without any further action on the part of Dome or the holder thereof, be substituted or assumed by Metalline in such manner that Section 424(a) of the Code or the treatment under Treasury Regulation 1.409A - 1(b)(v)(D) so provides or permits such treatment.  From and after the Effective Time, all references to Dome in all agreements evidencing the Dome Options, or any plans pursuant to which the Dome Options were issued “Dome Plans”), shall be deemed to refer to Metalline, which shall have assumed the Dome Options and Dome Plans as of the Effective Time by virtue of this Agreement and without any further action.  Each Dome Option assumed by Metalline (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the applicable agreement evidencing the Dome Options and Dome Plans, to the extent applicable, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Metalline Common Stock (rounded down to the nearest whole share) equal to the number of shares of Dome Common Stock subject to such Dome Option multiplied by the Exchange Ratio; and (B) the exercise price per share of Metalline Common Stock shall be an amount equal to the exercise price per share of Dome Common Stock subject to such Dome Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).

Such Substitute Option shall otherwise be subject to the same terms and conditions as such Dome Option.  As soon as practicable after the Effective Time, Metalline shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 3.5 after giving effect to the Merger).  Metalline shall comply with the terms of all such Substitute Options.  Metalline shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Metalline Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 3.5.  As soon as practicable after the Effective Time, the shares of Metalline Common Stock subject to Substitute Options will be covered by an effective registration statement on Form S-8 (but only to the extent such Substitute Options so qualify), or any successor form, or another appropriate form, and Metalline shall use its reasonable efforts to maintain the effectiveness of such registration statements for so long as Substitute Options remain outstanding.  In addition, Metalline shall use all reasonable efforts to cause the shares of Metalline Common Stock subject to Substitute Options to be listed on the NYSE Amex and such other exchanges as Metalline and Dome shall determine.  On or after the date of this Agreement and prior to the Effective Time, each of Metalline and Dome shall take all necessary action such that, with respect to each member of the Dome Board and each employee of Dome that is subject to Section 16 of the Exchange Act, the acquisition by such person of Metalline Common Stock or Substitute Options in the Merger and the disposition by any such person of Metalline Common Stock, Dome Common Stock or Dome Options pursuant to the transactions contemplated by this Agreement shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

3.6  Warrants and Other Rights.  Metalline and Dome shall cause outstanding warrants or other rights to acquire shares of Dome Common Stock to be exchanged at the Effective Time for warrants or other rights to acquire shares of Metalline Common Stock.  Each Dome Right so exchanged (each, a “Substitute Right”) shall be exercisable upon the same terms and conditions as under the applicable agreement evidencing the Dome Right, except that (A) each such Substitute Right shall be exercisable for, and represent the right to acquire, that whole number of shares of Metalline Common Stock (rounded to the nearest whole share) equal to the number of shares of Dome Common Stock subject to such Dome Right multiplied by the Exchange Ratio; and (B) the exercise price per share of Metalline Common Stock shall be an amount equal to the exercise price per share of Dome Common Stock subject to such Dome Right in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded downward to the nearest full cent).   Metalline shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Metalline Common Stock for delivery upon exercise of Substitute Rights pursuant to the terms set forth in this Section 3.6.

3.7  Metalline Rights Plan.  Each person entitled to receive shares of Metalline Common Stock pursuant to this Article 3 shall receive together with such shares of Metalline Common Stock the number of Metalline share purchase rights (pursuant to the Rights Agreement dated as of June 11, 2007 between Metalline and OTC Stock Transfer (the “Metalline Rights Agreement”)) per share of Metalline Common Stock equal to the number of Metalline share purchase rights associated with one share of Metalline Common Stock at the Effective Time.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1  Dome Representations and Warranties.  Dome represents and warrants to Metalline as set out in Schedule “A”.

4.2  Metalline Representations and Warranties.  Except as set forth in the correspondingly numbered section of the disclosure letter delivered to Dome by Metalline on the date of this Agreement, Metalline represents and warrants to Dome as set out in Schedule “B”.

4.3  Access to Information.  Each of Dome and Metalline hereby agree to continue allowing the other party and its agents and advisors, until the closing of the Merger, all reasonable access to their (and their subsidiaries’) respective files, books, records, properties, assets, operations, personnel and offices and will provide the other party with any and all information reasonably requested relating to taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition, results of operations, business and prospects (including forecasts and projections) and will cause its accountants, agents and other advisers to cooperate with the other party and its agents in making all such information available.

4.4  Approvals.  Dome and Metalline covenant and agree to use all reasonable commercial efforts to obtain as soon as practicable the required approvals of all applicable stock exchanges, all other regulatory and stockholder approvals.

4.5  Registration Statement.

(a)
As promptly as practicable after the execution of this Agreement, (i) Metalline and Dome shall prepare and file with the Securities and Exchange Commission (the “SEC”) the proxy statement to be sent to the stockholders of Dome relating to the meeting of Dome’s stockholders (the “Dome Stockholders’ Meeting”) to be held to consider approval and adoption of this Agreement and to be sent to the stockholders of Metalline relating to the meeting of Metalline’s stockholders (the “Metalline Stockholders’ Meeting” and, together with Dome Stockholders’ Meeting, the “Stockholders’ Meetings”) to be held to consider approval of the Share Issuance, or any information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) and (ii) Metalline shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Metalline Common Stock to be issued to the stockholders of Dome pursuant to the Merger.  Metalline and Dome each shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Metalline shall take all or any action required under any applicable U.S. federal or state securities laws or Canadian provincial or territorial securities laws in connection with the issuance of shares of Metalline Common Stock pursuant to the Merger and in connection with the preparation, filing and mailing of the Proxy Statement and any documents ancillary thereto.  Each of Metalline and Dome shall furnish to the other party all information concerning it and its business as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.  As promptly as practicable after the Registration Statement shall have become effective, each of Dome and Metalline shall mail the Proxy Statement to its stockholders.

(b)
Except as provided in Section 4.8, Dome covenants that none of Dome Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Metalline or Merger Sub, the approval or recommendation by Dome Board or any committee thereof of this Agreement, the Merger or any other transaction contemplated hereby and the Proxy Statement shall include the recommendation of Dome Board to the stockholders of Dome in favor of approval and adoption of this Agreement and approval of the Merger.

(c)
Except as provided in Section 4.8, Metalline covenants that none of the Metalline Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Dome, the approval or recommendation by the Metalline Board or any committee thereof of this Agreement, the Merger, the Share Issuance or any other transaction contemplated hereby and the Proxy Statement shall include the recommendation of the Metalline Board to the stockholders of Metalline in favor of the Share Issuance.

(d)
No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Metalline or Dome without the approval of the other party (such approval not to be unreasonably withheld or delayed).  Metalline and Dome each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Metalline Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or any other Governmental Authority for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC  or any other Governmental Authority for additional information.

(e)
Metalline represents and warrants to Dome that the information supplied by Metalline for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Dome and Metalline, (iii) the time of each of the Stockholders’ Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to Metalline or Merger Sub, or their respective officers or directors, should be discovered by Metalline which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Metalline shall promptly inform Dome.  Metalline represents and warrants to Dome that all documents that Metalline is responsible for filing with the SEC  or any other Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws.

(f)
Dome represents and warrants to Metalline that the information supplied by Dome for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Dome and Metalline, (iii) the time of each of the Stockholders’ Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the Effective Time, any event or circumstance relating to Dome or any of its subsidiaries, or their respective officers or directors, should be discovered by Dome which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Dome shall promptly inform Metalline.  Dome represents and warrants to Metalline that all documents that Dome is responsible for filing with the SEC or any other Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act,  the Exchange Act  and any other applicable Laws.

4.6  Stockholders’ Meetings    Dome shall call and hold the Dome Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement.  Metalline shall call and hold the Metalline Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of the Share Issuance.  Each of Dome and Metalline shall use its reasonable best efforts to hold the Stockholders’ Meetings on the same day as soon as practicable after the date on which the Registration Statement becomes effective.  Each of Dome and Metalline shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement or in favor of the approval of the Share Issuance, as the case may be, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders, regardless of whether the Board of Directors of such party, in accordance with Section 4.8 withdraws or modifies its recommendations to its stockholders in favor of the approval and adoption of this Agreement or in favor of the approval of the Share Issuance, as the case may be.

4.7  Interim Covenants.  Each of Dome and Metalline agrees that from the date hereof until the earlier of the completion of the Merger or termination of this Agreement, it will comply with each of the covenants set forth in Schedule “D”.

4.8  No Solicitation.  Until this Agreement is terminated in accordance with its terms, each of Dome and Metalline will shut down any existing data rooms established to solicit offers for Dome or Metalline, as the case may be, and will not solicit offers or any other expression of interest intended to result in a merger or acquisition of their assets, and after the date hereof will not directly or indirectly through any officer, director, employee, representative, counsel, advisor or agent, as the case may be, take any action to solicit, assist or encourage inquiries, submissions, proposals or offers from any person or entity other than the other party to this Agreement (a “Third Party”) relating to, and will not initiate, continue or otherwise participate in any discussions or negotiations with a Third Party regarding, or furnish to any Third Party any information with respect to, enter into any form of agreement, arrangement or understanding with any Third Party with respect to, or otherwise co-operate in any way with or assist to participate in, or facilitate or encourage any efforts or attempt by, any Third Party with respect to:

(a)	the direct or indirect acquisition or disposition of all or any of Dome’s or Metalline’s securities, as applicable,

(b)
any amalgamation, merger, sale of all of any part of its assets, take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend or distribution, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving such party and all of any part of its assets; or

(c)	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any of (a), (b) or (c) being a “Competing Transaction”), provided, however that neither party shall be prohibited from considering, discussing, negotiating or providing any information (including access to its management) to a Third Party in respect of a bona fide unsolicited proposal to the Dome Board of Directors or Metalline Board of Directors, as applicable, or the Dome stockholders or Metalline stockholders, as applicable, that  the Dome Board of Directors or Metalline Board of Directors, as applicable, has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation), that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) determined, in its good faith judgment upon the receipt of advice of independent legal counsel (who may be their regularly engaged independent legal counsel), that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Dome and its stockholders or Metalline and its stockholders, as applicable, under applicable Law, (iii) provided written notice to the other party of its intent to furnish information or enter into discussions with such person at least five (5) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable than those contained in the confidentiality agreement entered into with the other party to this Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting it from satisfying its obligations under this Agreement).

Except as set forth in this Section 4.8, neither the Dome Board of Directors (or any committee thereof) nor the Metalline Board of Directors (or any committee thereof) shall approve or recommend, or cause or permit Dome or Metalline, as applicable, to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction.  Notwithstanding the foregoing, if the Dome Board of Directors or Metalline Board of Directors, as applicable, determines, in its good faith judgment prior to receipt of approval of the Merger and Merger Agreement or Share Issuance, as applicable from its stockholders and after receipt of legal advice of independent legal counsel (who may be regularly engaged independent legal counsel), that it is required to do so to comply with its fiduciary obligations under applicable Law, the board of directors may recommend a Superior Proposal, but only (i) after providing written notice to the other party to this Agreement (a “Notice of Superior Proposal”) advising it that the board of directors of such party has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the board of directors of such party intends to approve or recommend, or cause or permit Dome or Metalline, as applicable, to enter into any letter of intent, agreement or obligation with respect to the Superior Proposal and the manner in which it intends (or may intend) to do so, and (ii) if the other party does not, within five (5) business days of its receipt of the Notice of Superior Proposal, make an offer that the board of directors determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation) to be at least as favorable to its stockholders as such Superior Proposal.  During the period from a party’s (the “Recipient”) receipt of the Notice of Superior Proposal until the end of such five (5) business day period, the other party shall, if requested by the Recipient, negotiate in good faith with the Recipient to revise this Agreement so that the Competing Transaction that constituted a Superior Proposal no longer constitutes a Superior Proposal.  Any disclosure that the Dome Board of Directors or Metalline Board of Directors, as applicable, may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act or to comply with any other applicable Law, will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by such board of directors in violation of this Section 4.8.  Neither party shall submit to the vote of its stockholders any Competing Transaction, or propose to do so.

A “Superior Proposal” means an unsolicited written bona fide offer made by a Third Party to consummate any of the following transactions:  (i) a merger, consolidation, share exchange, business combination or other similar transaction involving a party to this Agreement pursuant to which the stockholders of that party immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving a party to this Agreement), directly or indirectly, of ownership of 100% of the then outstanding shares of stock, in each case on terms (including conditions to consummation of the contemplated transaction) that the board of directors of such party determines, in its good faith judgment (after having received the advice of independent legal counsel (who may be the party’s regularly engaged independent legal counsel) and a financial advisor of internationally recognized reputation), to be (A) more favorable to its stockholders than the Merger (taking into account probability of closing and all other terms and conditions of such proposal and this Agreement and any changes to the financial terms of this Agreement proposed by the other party to this Agreement in response to such offer or otherwise), and (B) reasonably capable of being completed taking into account all legal, regulatory and other aspects of such and (ii) for which financing, to the extent required, is then committed.

Neither party shall release any third party from or waive any provision of any confidentiality or standstill agreement to which it is a party.

4.9  Metalline Board.   Metalline shall take all such action as may be necessary (i) to cause the number of directors comprising the Metalline Board as of the Effective Time to be increased to seven (7), (ii) to cause Brian Edgar and one other person designated by Dome (the “Dome Designated Directors”) to be appointed to the Metalline Board as of the Effective Time, to serve until the next annual election of directors of Metalline, provided that at least one of the Dome Designated Directors is “independent” within the meaning of Section 803A of the NYSE Amex Company Guide, and (iii) immediately following the Effective Time to cause Brian Edgar to be elected Chairman of the Metalline Board.  In connection with such next annual election of directors of Metalline, Metalline shall take all such action as may be necessary to include the Dome Designated Directors as nominees for the Metalline Board recommended by the Metalline Board for election by Metalline’s stockholders, with Brian Edgar to serve as Chairman of the Metalline Board.

4.10  Listing.  Metalline shall promptly prepare and submit to the NYSE Amex and the TSX Venture Exchange a listing application covering the shares of Metalline Common Stock to be issued in the Merger and pursuant to Substitute Options and Substitute Rights, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listings/quotations of such Metalline Common Stock, subject to official notice of issuance to NYSE and the TSX Venture Exchange, as the case may be, and Dome shall cooperate with Metalline with respect to such listing.

4.11  Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Dome, Metalline, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then Dome, Metalline, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

4.12  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Dome or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Dome or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Dome acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under applicable Laws with respect to the Merger and the other transactions contemplated hereby  and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Dome or Metalline or their subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

4.13  Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.  Following the Effective Time, neither the Surviving Corporation, Metalline nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

4.14  Indemnification.  Metalline agrees that all rights to indemnification existing as of the date of this Agreement for acts or omissions occurring on or prior to the Effective Time in favor of the directors or officers of Dome as provided in its articles of incorporation and by-laws or in written contracts in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect until the earlier of the expiration of the applicable statute of limitations with respect to any claims against directors or officers of Dome arising out of such acts or omissions and the sixth anniversary of the Effective Date.

ARTICLE 5
CONDITIONS

5.1  Conditions.  Completion of the Merger is subject to the fulfilment, or waiver by the party entitled to the benefit of the condition, of the conditions precedent set out in Schedule “C” hereto.  The parties hereto will use all reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Schedule “C”, and will use all commercially reasonable efforts to complete the Merger as promptly as possible.

ARTICLE 6
TERMINATION

6.1  Termination.  This Agreement may be terminated:

(a)	by the mutual consent of Dome and Metalline (without the need for any action on the part of their respective stockholders);

(b)
by Dome upon written notice to Metalline if (i) the Metalline Board shall have failed to recommend or has withdrawn or modified or changed in a manner adverse to Dome its approval or recommendation of the Share Issuance, (ii) the Metalline Board shall have approved or recommended a Superior Proposal, or (iii) the Merger is not submitted for the approval of Metalline stockholders by May 15, 2010;

(c)
by Metalline upon written notice to Dome if: (i) the Dome Board shall have failed to recommend or has withdrawn or modified or changed in a manner adverse to Metalline its approval or recommendation of the Merger, (ii) the Dome Board shall have approved or recommended a Superior Proposal, (iii) the Merger is not submitted for the approval of Dome stockholders by May 15, 2010;

(d)
by Metalline upon written notice to Dome in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 4.8 and the payment of the Break Fee required to be paid pursuant to Section 6.2;

(e)
by Dome upon written notice to Metalline in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 4.8 and the payment of the Break Fee required to be paid pursuant to Section 6.3;

(f)	by Dome if the Metalline stockholders shall not have approved the Share Issuance by the requisite vote at the Metalline Stockholder Meeting;

(g)	by Metalline if the Dome stockholders shall not have approved the Merger by the requisite vote at the Dome Stockholder Meeting;

(h)	upon notice by one party to the other:

(i)	if the Metalline Private Placement has not been completed on or before December 23, 2009 or the Dome Private Placement has not been completed on or before January 10, 2010; or

(ii)
if the Merger has not been completed by May 30, 2010, except that the right to terminate this Agreement under this Section 6.1(h)(ii) shall not be available to any party whose failure to fulfil any of its obligations has been a significant cause of, or resulted in, the failure of the Merger to be completed by May 30, 2010; or

(iii)
if there shall be passed any Law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any injunction, order or decree enjoining Dome or Metalline from consummating the transactions contemplated herein is entered and such injunction, order or decree has become final and without right of appeal;

(i)	upon notice by Dome to Metalline if any condition for the benefit of Dome set forth in Schedule C hereto (including mutual conditions) has not been satisfied or waived by Dome; or

(j)	upon notice by Metalline to Dome if any condition for the benefit of Metalline set forth in Schedule C hereto (including mutual conditions) has not been satisfied or waived by Metalline.

6.2  Metalline Termination Fee.  In the event:

(a)	Dome shall terminate this Agreement pursuant to Section 6.1(b);

(b)	Metalline shall terminate this Agreement pursuant to Section 6.1(d); or

(c)
Dome shall terminate this Agreement pursuant to Section 6.1(f) and (i) a bona fide unsolicited proposal for a Competing Transaction has been made by any person other than Dome prior to the Metalline Stockholder Meeting and not withdrawn and (ii) either (x) a Competing Transaction is consummated, after the date hereof and prior to the expiration of twelve months following the termination of this Agreement or (y) Metalline enters into a definitive agreement with respect to a Competing Transaction after the date hereof and prior to the expiration of twelve months following the termination of this Agreement, and thereafter consummates such transaction, then in any such case Metalline shall pay to Dome a fee of US$964,000 (the “Break Fee”).  It is agreed by the parties that the Break Fee represents liquidated damages and a pre-estimate of the damages Dome will suffer or incur as a result of the event giving rise to such damages and the non-completion of the transaction contemplated herein.

6.3  Dome Termination Fee.  In the event:

(a)	Metalline shall terminate this Agreement pursuant to Section 6.1(c);

(b)	Dome shall terminate this Agreement pursuant to Section 6.1(e); or

(c)
Metalline shall terminate this Agreement pursuant to Section 6.1(g) and (i) a bona fide unsolicited proposal for a Competing Transaction has been made by any person other than Metalline prior to the Dome Stockholder Meeting and not withdrawn and (ii) either (x) a Competing Transaction is consummated, after the date hereof and prior to the expiration of twelve months following the termination of this Agreement or (y) Dome enters into a definitive agreement with respect to a Competing Transaction after the date hereof and prior to the expiration of twelve months following the termination of this Agreement, and thereafter consummates such transaction, then in any such case Dome shall pay to Metalline the Break Fee.  It is agreed by the parties that the Break Fee represents liquidated damages and a pre-estimate of the damages Metalline will suffer or incur as a result of the event giving rise to such damages and the non-completion of the transaction contemplated herein.

6.4  Agents’ Fee.

(a)	If this Agreement is terminated and a Break Fee is payable by either Dome or Metalline, such party shall pay to the Agents a fee equal to 50% of the Agency Fee, together with the Agents’ Expenses.

(b)
If this Agreement is terminated as a result of the failure of either Dome or Metalline to obtain approval of its stockholders of this Agreement or the Share Issuance, as applicable, regardless of whether a Break Fee is payable, such party shall pay to the Agents a fee equal to 50% of the Agency Fee plus the Agents’ Expenses incurred to the date of the termination of this Agreement.

(c)
If this Agreement is terminated as a result of the failure of both Dome and Metalline to obtain the requisite approval of their respective stockholders and no Break Fee is payable by either party, then Dome and Metalline shall pay, shared equally between them, to the Agents a fee equal to 50% of the Agency Fee plus the Agents’ Expenses incurred to the date of the termination of this Agreement.

ARTICLE 7
GENERAL

7.1  Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Agency Fee” has the meaning assigned to it in the Engagement Letter.

“Agents” has the meaning assigned to it in Section 1.1.

“Agents’ Expenses” has the meaning assigned to it in the Engagement Letter.

“Agreement” has the meaning assigned to it in the Recital.

“Book-Entry Shares” has the meaning assigned to it in Section 3.2(a).

“Break Fee” has the meaning assigned to it in Section 6.2.

“Closing” has the meaning assigned to it in Section 2.2.

“Closing Date” has the meaning assigned to it in Section 2.2.

“Certificate” has the meaning assigned to it in Section 3.1(c).

“Certificate of Merger” has the meaning assigned to it in Section 2.3.

“Competing Transaction” has the meaning assigned to it in Section 4.7(c).

“Confidentiality Agreement” has the meaning assigned to it in Section 7.5.

“Cormark” has the meaning assigned to it in Section 1.1.

“Cormark Fee” has the meaning assigned to it in Section 6.4.

“DGCL” has the meaning assigned to it in Section 2.1.

“Dissenting Shares” has the meaning assigned to it in Section 3.3.

“Dome” has the meaning assigned to it in the Recital.

“Dome Documents” has the meaning assigned to it in Schedule “A”(n).

“Dome Private Placement” has the meaning assigned to it in Section 1.1.

“Effective Time” has the meaning assigned to it in Section 2.3.

“Engagement Letter” means the engagement letter entered into by Dome and Cormark with respect to the Dome Private Placement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning assigned to it in Section 3.2(a).

“Exchange Fund” has the meaning assigned to it in Section 3.2(a).

“Expenses” has the meaning assigned to it in Section 6.4.

“Governmental Authority” has the meaning assigned to it in Schedules “A”(i) and “B”(i).

“Law” means any federal, national, supranational, state, provincial, local or similar constitution, statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Merger” has the meaning assigned to it in Section 2.1.

“Merger Sub” has the meaning assigned to it in the Recital.

“Merger Consideration” has the meaning assigned to it in Section 3.1.

“Metalline” has the meaning assigned to it in the Recital.

“Metalline Documents” has the meaning assigned to it in Schedule “A”(p).

“Metalline Private Placement” has the meaning assigned to it in Section 1.2.

“Notice of Superior Proposal” has the meaning assigned to it in Section 4.7.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Recipient” has the meaning assigned to it in Section 4.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” have the meaning assigned to them in Section 3.1(a).

“Surviving Corporation” has the meaning assigned to it in Section 2.1.

“Superior Proposal” has the meaning assigned to it in Section 4.7.

“Third Party” has the meaning assigned to it in Section 4.7.

7.2  Binding Agreement.  This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

7.3  Time.  Time is of the essence of this Agreement.

7.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado.

7.5  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

7.6  Confidentiality.  Metalline and Dome acknowledge and confirm that they shall continue to be bound by the terms of the confidentiality agreement (the “Confidentiality Agreement”) dated October 2, 2009 entered into between Metalline and Dome in respect of the Merger.  Neither Metalline nor Dome shall make any public announcement concerning the Merger or related negotiations without the other party’s prior written approval, except as may be required by Law or rule of any stock exchange or quotation system.  If such an announcement is required by Law or rule of any stock exchange or quotation system, the party required to make the announcement shall inform the other party of the contents of the announcement proposed to be made and shall use its reasonable efforts to obtain the other party’s approval for the announcement, which approval may not be unreasonably withheld.

7.7  Interpretation; Construction.

(a)
The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the disclosure letter delivered with this Agreement.

(b)
The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.8  Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.8):

If to Metalline or Merger Sub, to:	Metalline Mining Company 1330 E. Margaret Avenue Coeur d’Alene, Idaho 83815 Facsimile: 208-665-0041 Email: metalin@roadrunner.com Attention: Merlin Bingham, President

with a copy (which will not constitute notice to Metalline or Merger Sub) to:	Burns Figa & Will, PC 6400 S. Fiddlers Green Circle, Suite 1000 Greenwood Village, CO 80111 Facsimile: 303796 2626 Email: tmehringer@bfw-law.com Attention: Theresa M. Mehringer
If to Dome, to:	Dome Ventures Corporation Suite 2200, 885 West Georgia Street Vancouver, BC V6C 3E8: Facsimile: Email: rand@randedgar.com and edgar@randedgar.com Attention: Bill Rand and Brian Edgar
with a copy (which will not constitute notice to Dome) to:	Blake, Cassels & Graydon LLP 595 Burrard Street Vancouver, BC V7X 1L3 Facsimile: 604 631 3309 Email: peter.ocallaghan@blakes.com Attention: Peter J. O’Callaghan or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

7.9  Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the disclosure letter to be delivered with this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the disclosure letter (other than an exception expressly set forth as such  disclosure letter), the statements in the body of this Agreement will control.

7.10  Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.11  Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

7.12  Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

7.13  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breached of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

7.14  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.10 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

7.15  Counterparts.  This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

IN WITNESS WHEREOF, Dome, Metalline and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DOME VENTURES CORPORATION

Per:        /s/ Brian D. Edgar
Name:   Brian D. Edgar
Title:     President and CEO

METALLINE MINING COMPANY

Per:             /s/ Merlin Bingham
Name:         Merlin Bingham
Title:           President and Chairman of the Board

METALLINE MINING DELAWARE INC.

Per:           /s/ Merlin Bingham
Name:       Merlin Bingham
Title:         President

SCHEDULE “A”

Representations and Warranties of Dome

Dome represents and warrants to Metalline as follows:

(a)	Dome is a corporation duly organized and validly existing under the laws of the State of Delaware and:

(i)
it is a “reporting issuer” within the meaning of the securities laws of the Provinces of British Columbia and Alberta and is not in material default of its continuous disclosure obligations under any applicable securities laws;

(ii)	is in good standing; and

(iii)	its common shares are listed on, and it is not in material default of any rule or policy of the TSX-V,

(b)
the shares of Dome Common Stock are and have been “held of record” (within the meaning of Rule 12g5-1 under the Exchange Act) by fewer than 500 persons; and prior to completion of the Dome Private Placement Dome’s total assets do not exceed $10 million.

(c)	each of the subsidiaries of Dome is a corporation duly organized and validly existing and in good standing under the Laws of its jurisdiction of Incorporation and is in good standing;

(d)	as of the date hereof:

(i)
the authorized capital of Dome consists of 100,000,000 shares of Dome Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share.  As of November 6, 2009, 18,699,513 shares of Dome Common Stock and nil preferred shares in the capital of Dome were issued and outstanding; and

(ii)	Dome has options, warrants or other convertible securities issued or outstanding as set out in Exhibit 1 hereto;

(e)
immediately prior to the Effective Time, Dome will have 20,349,513 common shares issued and outstanding1 and an additional 28,911,111 shares reserved for issuance at the Effective Time upon conversion of the Special Warrants issued pursuant to the Dome Private Placement.  Warrants to acquire an additional 2,300,000 Dome shares will be exchanged at the Effective Time for warrants to acquire Metalline Common Stock pursuant to Section 3.7.

(f)
the Dome Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting.

1 Assumes the exercise of all Dome Options outstanding as of the date hereof.  This number may change based on the actions of the holders of the Dome Options.

2

(g)
Dome has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by Dome and the consummation by Dome of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Dome are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Metalline Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL); this Agreement has been duly and validly executed and delivered by Dome and, assuming the due authorization, execution and delivery by Metalline and Merger Sub, constitutes a legal, valid and binding obligation of Dome, enforceable against Dome in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity); the Dome Board has approved this Agreement and the transactions contemplated hereby and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the Transactions.  To the knowledge of Dome, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement;

(h)
neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which Dome is a party, or any Law, rules or regulations to which Dome or any of its subsidiaries or properties is subject;

(i)
there are no undisclosed actions, suits or proceedings, pending or, to the knowledge of Dome, threatened against Dome or its subsidiaries at Law or in equity, or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign (“Governmental Authority”), and Dome is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success;

(j)
the audited consolidated financial statements of Dome for the year ended September 30, 2008 and the interim periods thereafter have been prepared in accordance with generally accepted accounting principles, are true, correct and complete in all material respects and present fairly the financial condition of Dome as at the end of such periods;

(k)
Dome is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the knowledge of Dome, no investigation or other proceedings involving Dome which may operate to prevent or restrict trading of any securities of Dome are currently in progress or pending before any applicable stock exchange or securities regulatory authority;

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(l)	Dome does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in its latest publicly-disclosed financial statements;

(m)
there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Dome, threatened against Dome before any court, regulatory or administrative agency or tribunal;

(n)
Dome has filed with the securities regulatory authorities, stock exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any schedules included therein, are referred to in this subsection as the “Dome Documents”).  The Dome Documents, at the time filed or, if amended, as of the date of such amendment: (i) did not contain any misrepresentation (as defined or interpreted by securities regulatory authorities) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, not misleading; and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all securities regulatory authorities having jurisdiction over Dome, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on Dome.  Dome has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential;

(o)	each of Dome and its subsidiaries is not, and as at closing, will not be, in default or in breach of any material contract, agreement or like commitment;

(p)
Dome and its subsidiaries have good and marketable title to all of the material property or assets thereof to the extent described in the Dome Documents, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Dome Documents, and no other property rights are necessary for the conduct of the business of Dome and its subsidiaries as currently conducted or contemplated to be conducted, Dome knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights, and except as disclosed in the Dome Documents, neither Dome nor any of its subsidiaries has any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof;

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(q)
each of Dome and its subsidiaries holds either freehold title, mining leases, mining claims, mining concessions, mining applications or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which Dome and its subsidiaries currently conduct business or propose to conduct business under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Dome and its subsidiaries to explore, mine, sell and exploit the minerals related thereto, Dome and its subsidiaries have all necessary surface rights, access rights and other necessary rights and interest relating to the properties on which Dome and its subsidiaries currently conduct business or propose to conduct business as are appropriate in view of the rights and interest therein of Dome and its subsidiaries, with only such exceptions as do not materially interfere with the use made by Dome and its subsidiaries of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Dome and its subsidiaries;

(r)
any and all of the agreements and other documents and instruments pursuant to which Dome and its subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property), directly or indirectly, are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and none of Dome or its subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and there has been no material default under any lease, licence or claim pursuant to which Dome or its subsidiaries derive an interest in such property or assets and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid.  The interests of, or rights of Dome and its subsidiaries to earn an interest in, any property are not subject to any right of first refusal, purchase, acquisition, back-in or other similar rights which are not disclosed in the Dome Documents;

(s)
all mining activities of Dome and its subsidiaries have been conducted in all material respects in accordance and compliance with good mining and engineering practices and all applicable material workers’ compensation and health and safety and workplace Laws, regulations and policies have been complied with in all material respects;

(t)
each of Dome and its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable environmental protection legislation, regulations or by-laws or other similar Laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried; and

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(u)	no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any currently outstanding securities of Dome.

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SCHEDULE “B”

Representations and Warranties of Metalline and Merger Sub

Metalline and Merger Sub each represent and warrant to Dome as follows subject to the disclosure schedule delivered to Dome herewith:

(a)	Metalline is a corporation duly organized and validly existing under the laws of the State of Nevada and:

(i)	it is not in material default of its continuous disclosure obligations under any applicable securities laws;

(ii)	it is in good standing; and

(iii)	its common shares are listed on, and Metalline is not in material default of any rule or policy of the NYSE Amex;

(b)	each of the subsidiaries of Metalline is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing;

(c)	as of the date hereof:

(i)	the authorized capital of Metalline consists of 160,000,000 shares of common stock. As of November 6, 2009, 48,834,429 shares of common stock in the capital of Metalline were issued and outstanding;

(ii)	Metalline has options, warrants or other convertible securities issued or outstanding as set out in Exhibit 1 hereto; and

(iii)
the authorized capital of Merger Sub consists of 1,000 shares of common stock.  As of the date of this Agreement, 100 shares of common stock in the capital of Merger Sub were issued and outstanding; and

(iv)	Merger Sub has no options, warrants or other convertible securities issued or outstanding;

(d)
The Metalline Board has taken all necessary action so that none of the execution or delivery of this Agreement or the Metalline Voting Agreements, the consummation of the Merger, the purchase of shares of Metalline Common Stock or the consummation of any other transaction contemplated hereby will result in (i) the occurrence of a Triggering Event pursuant to the Metalline Rights Agreement or (ii) the rights issued pursuant to the Metalline Rights Agreement becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares of Metalline Common Stock.

(e)
the common stock of Metalline issuable pursuant to the Merger will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable common shares of Metalline and will form part of a class of shares that is listed and posted for trading on the NYSE Amex and at the Effective Time will be listed and posted for trading on the TSX Venture Exchange;

(f)
the Metalline Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the Share Issuance are fair to and in the best interests of Metalline and its stockholders, (ii) approved this Agreement, the Merger and the Share Issuance, and (iii) recommended that the stockholders of Metalline approve the Share Issuance and directed that the Share Issuance be submitted for consideration by Metalline’s stockholders at the Metalline Stockholders’ Meeting.

(g)
each of Metalline and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by Metalline and Merger Sub and the consummation by Metalline and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Metalline or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Share Issuance, the approval of the Share Issuance by a majority of the votes cast with respect to the Share Issuance at the Metalline Stockholders’ Meeting, and with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL); this Agreement has been duly and validly executed and delivered by Metalline and Merger Sub and, assuming due authorization, execution and delivery by Dome, constitutes a legal, valid and binding obligation of each of Metalline and Merger Sub, enforceable against each of Metalline and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(h)
neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which Metalline or any of its subsidiaries is a party, or any Law, rules or regulations to which Metalline or any of its subsidiaries or properties is subject;

(i)
all consents, approvals, permits, authorizations or filings as may be required for the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been or will, prior to closing, be made or obtained, as applicable;

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(j)
each of Metalline and its subsidiaries has conducted and is conducting its business in material compliance with all applicable laws and regulations of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits;

(k)
there are no undisclosed actions, suits or proceedings, pending or, to the knowledge of Metalline, threatened against Metalline or its Subsidiaries, at Law or in equity, or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign (“Governmental Authority”), and Metalline is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success;

(l)
the audited consolidated financial statements of Metalline for the year ended October 31, 2008 and the interim periods thereafter have been prepared in accordance with generally accepted accounting principles (except as required to comply with SEC reporting obligations), are true, correct and complete in all material respects and present fairly the financial condition of Metalline as at the end of such periods;

(m)
Metalline is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the knowledge of Metalline, no investigation or other proceedings involving Metalline which may operate to prevent or restrict trading of any securities of Metalline are currently in progress or pending before any applicable stock exchange or securities regulatory authority;

(n)	Metalline does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in its latest publicly-disclosed financial statements;

(o)
there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Metalline, threatened against Metalline before any court, regulatory or administrative agency or tribunal;

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(p)
Metalline has filed with the securities regulatory authorities, stock exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any schedules included therein, are referred to in this subsection as the “Metalline Documents”).  The Metalline Documents, at the time filed or, if amended, as of the date of such amendment: (i) did not contain any misrepresentation (as defined or interpreted by securities regulatory authorities) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, not misleading; and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all securities regulatory authorities having jurisdiction over Metalline, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on Metalline.  Metalline has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential;

(q)	each of Metalline and its subsidiaries is not, and as at closing, will not be, in default or in breach of any material contract, agreement or like commitment;

(r)
Metalline and its subsidiaries have good and marketable title to all of the material property or assets thereof to the extent described in the Metalline Documents, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Metalline Documents, and no other property rights are necessary for the conduct of the business of Metalline and its subsidiaries as currently conducted or contemplated to be conducted, Metalline knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights, and except as disclosed in the Metalline Documents, neither Metalline nor any of its subsidiaries has any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof;

(s)
each of Metalline and its subsidiaries holds either freehold title, mining leases, mining claims, mining concessions, mining applications or participating interests or other conventional property or proprietary interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which Metalline and its subsidiaries currently conduct business or propose to conduct business under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Metalline and its subsidiaries to explore, mine, sell and exploit the minerals related thereto, Metalline and its subsidiaries have all necessary surface rights, access rights and other necessary rights and interest relating to the properties on which Metalline and its subsidiaries currently conduct business or propose to conduct business as are appropriate in view of the rights and interest therein of Metalline and its subsidiaries, with only such exceptions as do not materially interfere with the use made by Metalline and its subsidiaries of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Metalline and its subsidiaries;

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(t)
any and all of the agreements and other documents and instruments pursuant to which Metalline and its subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property), directly or indirectly, are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and none of Metalline or its subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and there has been no material default under any lease, licence or claim pursuant to which Metalline or its subsidiaries derive an interest in such property or assets and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid. The interests of, or rights of Metalline and its subsidiaries to earn an interest in, any property are not subject to any right of first refusal, purchase, acquisition, back-in or other similar rights which are not disclosed in the Metalline Documents;

(u)
all mining activities of Metalline and its subsidiaries have been conducted in all material respects in accordance and compliance with good mining and engineering practices and all applicable material workers’ compensation and health and safety and workplace laws, regulations and policies have been complied with in all material respects;

(v)
each of Metalline and its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable environmental protection legislation, regulations or by-laws or other similar laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried;

(w)	no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any currently outstanding securities of Metalline; and

(x)
Merger Sub has not conducted any business prior to the date hereof and has, and at the Effective Time will have, no assets liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger.

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SCHEDULE “C”
Mutual Conditions

The obligations of Dome and Metalline to complete the Merger will be subject to the following conditions precedent:

(a)	the completion of the Dome Private Placement in accordance with the terms set out herein;

(b)	the completion of the Metalline Private Placement in accordance with the terms set out herein;

(c)	this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Dome in accordance with the DGCL and Dome’s Certificate of Incorporation;

(d)
the Share Issuance shall have been approved by the requisite affirmative vote of the stockholders of Metalline in accordance with the rules and regulations of the NYSE Amex, the laws of the State of Nevada and Metalline’s Articles of Incorporation;

(e)	The shares of Metalline Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE Amex;

(f)	receipt of all required consents and approvals to the Merger;

(g)
The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC; and

(h)
no provision of any applicable Law shall be in effect, and no judgment, injunction, order or decree shall have been entered since the date of this Agreement and shall be in effect, that makes the Merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the Merger, except where the violation of such Law, judgment, injunction, order or decree that would occur if the Merger were consummated would not have a material adverse effect on Dome or a material adverse effect on Metalline.

Additional Conditions to the Obligations of Metalline

Metalline’s obligations to complete the Merger will be subject to the following conditions precedent:

(a)	the representations and warranties of Dome in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at the time of closing of the Merger,

(b)	Dome shall have complied and duly performed in all material respects with its covenants in this Agreement;

(c)
the board of directors of Dome shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Dome and its subsidiaries to permit the completion of the Merger; and

(d)
there shall have been no adverse material change in the business and affairs of Dome, or any event, occurrence or development which would materially and adversely affect the ability of Dome to complete the Merger.

Additional Conditions to the Obligations of Dome

Dome’s obligation to complete the Merger will be subject to the following conditions precedent:

(e)	the representation and warranties of Metalline in this Agreement shall be true and correct in all material aspects as of the date of this Agreement and at the time of closing of the Merger;

(f)	Metalline shall have complied and duly performed in all material respects with its covenants in this Agreement;

(g)
the board of directors of Metalline shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Metalline and its subsidiaries to permit the completion of the Merger;

(h)	the approval for listing on the TSX-V of the Metalline shares, including those to be issued pursuant to the Merger; and

(i)
there shall have been no adverse material change in the business and affairs of Metalline, or any event, occurrence, or development which could materially and adversely affect the ability of Metalline to complete the Merger.

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SCHEDULE “D”

Except as disclosed in the disclosure schedule attached hereto, each of Dome and Metalline agrees that from the date hereof until completion of the Merger or termination of this Agreement it will, and will cause each of its subsidiaries to:

(a)	operate its business in the ordinary course;

(b)	comply with all requirements which applicable Law may impose on it or its subsidiaries with respect to the Merger;

(c)
promptly advise the other party (i) of any event that would render any representation or warranty given by it (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the date of the closing of the Merger, untrue or inaccurate in any material respect, (ii) of any material adverse change in respect of its business, affairs, operations and financial condition, and (iii) of any material breach by it of any covenant or agreement contained herein and in the Definitive Agreement;

(d)	subject to Section 4.6, use its reasonable best efforts to obtain the approval of its stockholders to the Merger Agreement or Share Issuance, as applicable;

(e)
use best efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts or from such applicable governmental or regulatory bodies required to be obtained by it or its subsidiaries to consummate the transactions contemplated hereby;

(f)
cause the current insurance (or re-insurance) policies to not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or grater than coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(g)	incur or commit to incur capital expenditures only in the ordinary course of business consistent with past practice and with the prior written consent of the other party;

(h)
not alter its authorized capital, or issue (other than on exercise of presently outstanding convertible securities) or reach any agreement or understanding with any other party to issue any securities of it or its subsidiaries without the prior written consent of the other party;

(i)	not amend its constating documents or amend the constating documents of any subsidiary (except to the extent required to complete the Merger);

(j)
not reorganize, amalgamate or merge with any other person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing any of the voting securities or any of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(k)
not purchase, sell, transfer, lease or dispose of any assets other than in the ordinary course of business consistent with past practice, or enter into, modify or amend any material agreement other than in the ordinary course of business without the prior written consent of the other party;

(l)	not incur or become liable upon any indebtedness or becoming liable in respect of the obligation of any other person;

(m)	not mortgage, charge, pledge or encumber or agree to mortgage, charge, pledge or encumber any of its property;

(n)
not (i) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in its financial statements, (ii) grant any waiver, exercise any option or relinquish any contractual rights, or (iii) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(o)	not declare a dividend, including a declaration of dividends for the purpose of effecting a share subdivision, or make any payment or distribution to stockholders;

(p)
not establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than in the ordinary course of business;

(q)
not make any changes to existing accounting or material business practices except as required by applicable Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

(r)	cooperate and assist the other party in such other ways to the extent practicable to implement the Merger on the terms set forth herein and in the Definitive Agreement.

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